UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2007

LEGACY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51525	20-3135053
State of Other Jurisdiction	Commission File Number	I.R.S. Employer
of Incorporation		Identification Number
99 North Street, Pittsfield, Massachusetts 01201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (413) 443-4421
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure.
On July 25, 2007, Legacy Bancorp, Inc. (the “Company”), the holding company for Legacy Banks (the “Bank”) announced that the Bank had entered into a Purchase Agreement (the “Agreement”) with First Niagara Bank (“First Niagara”) to acquire certain assets and assume certain liabilities of five (5) full-service branches of First Niagara located in the eastern New York communities of Windham, Greenville, Middleburgh, Oakhill (east Durham), and Whitehall (collectively, the “Branches”). As of June 30, 2007, aggregate deposit liabilities related to the Branches to be assumed by the Bank totaled approximately $83.5 million. The Bank has agreed to pay a weighted average premium of 12.75% of the deposits on the acquisition date. No customer loans are being transferred in connection with this transaction. The proposed acquisition of the Branches is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals. The Bank intends to consummate its purchase and assumption transaction during the fourth quarter of 2007.
The above description of certain terms and conditions of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 1 to this Form 8-K and is incorporated herein by reference in its entirety.
The public announcement regarding this acquisition was made by means of a press release, the text of which is set forth in Exhibit 99 to this Form 8-K and which is incorporated herein by reference in its entirety.
Item 9.01 Financial Statements And Exhibits

Exhibit No. 10.1-	Purchase Agreement dated as of July 25, 2007 by and between First Niagara Bank and Legacy Banks

Exhibit No. 99-	Press Release dated July 25, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY BANCORP, INC.
Date: July 25, 2007	By:	/s/ J. Williar Dunlaevy
J. Williar Dunlaevy
Chairman and Chief Executive Officer

EXHIBIT INDEX

10.1	Purchase Agreement by and between First Niagara Bank and Legacy Banks dated as of July 25, 2007

99.1	Press release issued by the Company on July 25, 2007.